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                                                                    EXHIBIT 12.1
                      Statement of Computation of Ratios

                                              From
                                          Inception to
Ratio of Earnings to Fixed Charges          12/31/97        FY 98           FY 99          FY '00          Jan '01        Q1 FY '02
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
Interest expense                            (19,000)       (20,000)        (34,000)        (131,000)         (9,000)        (25,000)
Amortization of comdisco warrants                 0              0        (432,000)        (164,000)         (8,000)        (25,000)
Rent expense                                (15,000)      (206,000)       (347,000)        (800,000)        (72,000)       (245,000)
Total Fixed Charges                         (34,000)      (226,000)       (813,000)        (295,000)        (17,000)        (50,000)

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Earnings = Net loss less fixed charges     (561,000)    (9,495,000)    (65,752,000)    (206,059,000)    (18,996,000)    (50,134,000)
Ratio of Earnings to Fixed Charges            16.50          42.01           80.88           698.51        1,117.41        1,002.68
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For the above periods, earnings were insufficient to cover fixed charges by
$595,000, $9,721,000, $66,565,000, $206,354,000, $19,013,000 and $50,184,000 in
fiscal years 1997, 1998, 1999, 2000, one month transition period ended January
31, 2001, and three months ended April 30, 2001, respectively.